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                                                                    EXHIBIT 23.1

    We consent to the incorporation by reference in this Annual Report (Form 10-K) of Cross Country, Inc. of our report dated February 7, 2002, included in the 2001 Annual Report to Shareholders of Cross Country, Inc.

    Our audit also included the financial statement schedule of Cross Country, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

    We also consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. No. 333-74862) pertaining to the Cross Country, Inc. Amended and Restated 1999 Stock Option Plan and the Cross Country, Inc. Amended and Restated Equity Participation Plan of our report dated February 7, 2002, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Cross Country, Inc.

                                          /s/ ERNST & YOUNG LLP

West Palm Beach, FL
March 25, 2002